Exhibit 4.2

PAVANA POWER ASSOCIATES INC.

COMMON STOCK AND WARRANT
PURCHASE AGREEMENT

THIS COMMON STOCK AND WARRANT PURCHASE AGREEMENT (this "Agreement") is entered into as of March 31, 2010, by and between PAVANA POWER ASSOCIATES INC. (the "Company"), and the party identified as purchaser on the signature pages of this Agreement (the "Purchaser").

RECITALS

WHEREAS, the Company has authorized the sale and issuance of up to 1,000,000 units (each a “Unit” and collectively the “Units”), each such Unit consisting of one share of its Common Stock (each a “Share” and collectively the "Shares") and one warrant (each a “Warrant” and collectively the “Warrants”) on the terms and conditions set forth herein and as more particularly described in a private placement memorandum issued by the Company (the “Memorandum”;

WHEREAS, Purchaser desires to purchase the quantity of Units set forth below Purchaser’s name on the signature pages of this Agreement, on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell such Units to the Purchaser on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. AGREEMENT TO SELL AND PURCHASE.

1.1 AUTHORIZATION OF SHARES. On or prior to the Closing (as defined in Section 3 below), the Company shall have authorized the Shares. The Shares shall have the rights, preferences, privileges and restrictions set forth in the organizational documents (the “Charter”) of the Company, which are available to Purchaser upon request.

1.2 SALE AND PURCHASE. At the Closing (as defined below), the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company the quantity of Units set forth below Purchaser’s name on the signature pages of this Agreement, for the aggregate purchase price also set forth below Purchaser’s name on the signature pages of this Agreement, which is One United States dollar ($1.00) per Unit (the "Purchase Price").

2. WARRANTS

2.1 ISSUANCE OF WARRANTS. At the Closing, the Company will issue Warrants to purchase shares of the Company's Common Stock exercisable at $0.50 per share (the "Warrants") which Warrants will be substantially in the form of the Warrant attached hereto as EXHIBIT B. The Warrants will be issued to the Purchaser, and will entitle the Purchaser to acquire one additional share of Common Stock (representing, in the aggregate when combined with the Common Stock to be issued to Purchaser at the Closing, 1.9% of the Fully Diluted Common Stock of the Company as of the Closing, subject to adjustment as provided therein). The term "Fully Diluted" shall mean the fully diluted Common Stock of the Company, determined by taking into account all options, warrants and other convertible securities, but not including any subsequent dilution of all shareholders of the Company that may occur if the Company merges with and into a public shell company.

2.2 TERM AND EXERCISE OF WARRANTS. Subject to the terms and conditions set forth therein, each Warrant shall be exercisable during the term commencing on the date hereof and ending on the first anniversary of the issue date of such warrant, and shall be exercised in the manner more particularly set forth therein.

3. CLOSINGS, DELIVERIES, PAYMENT AND USE OF PROCEEDS.

3.1 CLOSING. The closing of the purchase and sale of Units pursuant to Section 1.2 above (the "Closing") shall take place on or before April 15, 2010, at the offices of the Company, or at such other time or place as the Company and the Purchaser may mutually agree (such date is hereinafter referred to as the "Closing Date").

3.2 At the Closing, subject to the terms and conditions hereof, the Company shall deliver to the Purchaser the following:

(a) Certificates representing the number of Shares to be purchased at the Closing by the Purchaser;

(b) A Warrant certificate, evidencing the number of Warrants subscribed by such Purchaser; and

(c) A certificate of the Secretary of the Company, dated as of the Closing Date, certifying that all conditions to the Closing provided herein have been satisfied or waived in writing.

3.3 At the Closing, subject to the terms and conditions hereof, the Purchaser shall deliver to the Company a wire transfer or check in the amount of the Purchase Price for the Units to be purchased at the Closing by the Purchaser.

4. USE OF PROCEEDS. The proceeds from this transaction shall be used only for general corporate purposes of the Company and for no other purposes.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Purchaser as of the date of this Agreement as follows:

5.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Shares and the Warrants, to carry out the provisions of this Agreement, and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

5.2 SUBSIDIARIES. The Company is organizing a wholly-owned subsidiary in the Republic of Mauritius, which will be organized as a global limited business company and will hold for the Company’s exclusive benefit its joint venture interest in a new joint venture company to be organized as a private limited company in the Republic of India. Other than the foregoing, the Company owns no equity securities of any other corporation, limited partnership or similar entity, and is not a participant in any joint venture, partnership or similar arrangement.

5.3 CAPITALIZATION; VOTING RIGHTS. The authorized capital stock of the Company, immediately prior to the Closing and the consummation of the transaction contemplated hereby consists of (i) 300,000,000 shares of Common Stock, par value $.001 per share, 99,665,228 shares of which are issued and outstanding, and 2,000,000 shares of which are reserved for the issuance of the Common Stock and the issuance upon exercise of the Warrants of the Company. All issued and outstanding shares of the Company's Common Stock (a) have been duly authorized and validly issued, (b) are fully paid and non-assessable, and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Securities are as stated in the Charter. Other than the shares reserved for issuance under the Units, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. When issued in compliance with the provisions of this Agreement and the Charter, the shares of Common Stock (and, when exercised with payment of the exercise price, the Warrant Shares) will be validly issued, fully paid and non-assessable, and will be free of any liens or encumbrances and any restrictions on transfer; provided, however, that the shares of Common Stock and Warrant Shares may be subject to restrictions on transfer under applicable state and/or federal securities laws.

5.4 AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder and at the Closing and the authorization, sale, issuance (or reservation for issuance) and delivery of the shares of Common Stock and the Warrants pursuant hereto have been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, will be the valid and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies. The sale of the Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

5.5 LIABILITIES. The Company has no material liabilities not disclosed in the Memorandum and, to the best of its knowledge, knows of no material contingent liabilities not disclosed in the Memorandum, except current liabilities incurred in the ordinary course of business subsequent to the date of the Memorandum which have not been, either in any individual case or in the aggregate, materially adverse.

5.6 AGREEMENTS; ACTION.

(a) Except for agreements explicitly contemplated hereby and agreements between the Company and Boreas Research Corporation for the purchase of a technology license, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

(b) Except for a pending agreement between the Company and Boreas Research Corporation for the purchase of a technology license and a joint venture agreement under consideration for implementation with a strategic partner in India, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business, in each case.

(c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Financial Statements) individually in excess of $25,000 or in the aggregate in excess of $250,000, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

5.7 OBLIGATIONS TO RELATED PARTIES. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of compensation for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). Except for a pending agreement between the Company and Boreas Research Corporation for the purchase of a technology license, none of the officers, directors or stockholders of the Company, or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company. Except for a pending agreement between the Company and Boreas Research Corporation for the purchase of a technology license, no officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, to the knowledge of the Company, interested in any contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company). The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

5.8 CHANGES. Since the date of the Memorandum, there has not been to the Company's knowledge:

(a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Memorandum, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Company;

(b) Any resignation or termination of any key officers of the Company and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

(c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

(e) Any direct or indirect loans or guarantees made by the Company to any stockholder, employee, officer or director of the Company or any members of their immediate families, other than advances made in the ordinary course of business;

(f) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) Any declaration or payment of any dividend or other distribution of the assets of the Company;

(h) Any labor organization activity;

(i) Except for (A) a pending agreement between the Company and Boreas Research Corporation for the purchase of a technology license, and (B) a contemplated joint venture agreement, any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(j) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(k) Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company;

(l) Any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

(m) Receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(n) Any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(o) Any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company; or

(p) Any agreement or commitment by the Company to do any of the things described in this Section 5.8.

5.9 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to its properties and assets, including the properties and assets described in the Memorandum, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than those resulting from taxes which have not yet become delinquent, and minor liens and encumbrances arising in the ordinary course of business which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, subject to ordinary wear and tear.

5.10 PATENTS AND TRADEMARKS. The Company owns or possesses sufficient legal rights to all material patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. Except for a pending agreement between the Company and Boreas Research Corporation for the purchase of a technology license, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements except in the ordinary course of business. The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the material patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Except for entities under common control with the Company, the Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as presently proposed to be conducted. Neither the execution nor the delivery of this Agreement nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as presently proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any material contract, covenant or instrument under which any employee is now obligated.

5.11 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any term of its Articles of Incorporation or Bylaws, or of any provision of any material mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to the Company which would individually or in the aggregate materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The execution, delivery, and performance of and compliance with this Agreement, and the issuance and sale of the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares") pursuant hereto will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any such mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

5.12 LITIGATION. There is no action, suit, proceeding or investigation pending, or to the Company's knowledge currently threatened, against the Company that questions the validity of this Agreement, or the right of the Company to enter into such agreement, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The Company is not a party or subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate except in the ordinary course of business.

5.13 TAX RETURNS AND PAYMENTS. The Company has timely filed all federal, state and local tax returns (including informational returns) (the "Returns") required to be filed by it. All taxes shown to be due and payable on the Returns, any assessments imposed, and all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent. The Company is not currently and has never been subject to any audit relating to taxes. No assessment, deficiency or judgment for taxes has ever been proposed or entered against the Company. No liability for any tax has ever been imposed upon any of the Company's properties or assets. The Company has treated all individuals who are employees of the Company for federal, state and local income tax purposes as employees for such purposes and has withheld and paid over to the appropriate taxing authorities all applicable income and payroll taxes attributable to the compensation of such employees.

5.14 EMPLOYEES. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement, including any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974. To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company's knowledge the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No executive officers of the Company have been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any executive officer intends to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the employment of any executive officer.

5.15 REGISTRATION RIGHTS. The Company is presently not under any obligation, and has not granted any rights, to register any of the Company's presently outstanding securities or any of its securities that may hereafter be issued under the Securities Act of 1933, as amended.

5.16 COMPLIANCE WITH LAWS; PERMITS. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations, qualifications, designations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Securities except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or similar authority.

5.17 ENVIRONMENTAL AND SAFETY LAWS. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

5.18 OFFERING VALID. Assuming the accuracy of the representations and warranties of the Purchaser contained herein, the offer, sale and issuance of the Units will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and are exempt from registration and qualification under the registration, permit or qualification requirements of all applicable securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Units to any person or persons so as to bring the sale of such Units by the Company within the registration provisions of the Securities Act or any state securities laws.

5.19 FULL DISCLOSURE. The Company has fully provided the Purchaser with all the information that the Purchaser has requested for deciding whether to purchase the Units. This Agreement and all other documents delivered by the Company to the Purchaser or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, do not contain any untrue statement of a material fact nor, to the Company's knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.20 MINUTE BOOKS; BOARD AND STOCKHOLDER MATERIALS. The Articles of Incorporation and Bylaws of the Company are available upon request to the Purchaser. The minute books of the Company contain a complete summary of all meetings of directors and stockholders since the time of incorporation.

5.21 REAL PROPERTY HOLDING CORPORATION. The Company is not a real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) and any regulations promulgated thereunder.

5.22 INSURANCE. The Company will obtain and maintain, at all appropriate times, fire and casualty, products liability and errors and omissions insurance policies with coverage customary for companies similarly situated to the Company, if available at reasonable cost.

5.23 INVESTMENT COMPANY ACT. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

5.24 GOVERNMENTAL APPROVALS. Except as expressly disclosed in the Memorandum, no registration or filing with, or consent or approval of, or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for (i) the valid execution, delivery and performance of this Agreement by the Company, (ii) issuance, sale and delivery by the Company of the Units hereunder, (iii) the issuance and delivery of the Units, or (iv) the conduct of the business of the Company after the date hereof in substantially the manner as currently conducted and as proposed to be conducted after the date hereof.

5.25 EMPLOYEE BENEFIT PLANS. The Company has never maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from the Company on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

5.26 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor to its knowledge any officer, director, employee or agent thereof, nor any other person or entity acting on behalf of the Company, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, governmental employee or other person or entity with whom either the Company has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person or entity who is or may be in a position to help or hinder the business (or assist either the Company in connection with any actual or proposed transaction) which in the case of either clause (i) or clause (ii) above, (a) would reasonably be expected to subject to the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, would reasonably be expected to have had a material adverse effect on the business, assets, properties, operating condition (financial or otherwise) or prospects of the Company or (c) if not continued in the future, would reasonably be expected to have a material adverse effect on the business, assets, properties, operating condition (financial or otherwise) or prospects of the Company.

5.27 NO BROKER. No broker has acted on behalf of the Company in connection with this Agreement, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or any action taken by the Company.

6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby represents and warrants to the Company as follows:

6.1 REQUISITE POWER AND AUTHORITY. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All actions on Purchaser's part required for the lawful execution and delivery of this Agreement have been or will be effectively taken prior to the Closing. Upon its execution and delivery, this Agreement will be valid and binding obligation of Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' right and (b) general principles of equity that restrict the availability of equitable remedies.

6.2 INVESTMENT REPRESENTATIONS. Purchaser understands that the Shares, the Warrants and the Warrant Shares have not been registered under the Securities Act. Purchaser also understands that the Units are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in this Agreement. In this regard, Purchaser hereby represents and warrants as follows:

(a) PURCHASER BEARS ECONOMIC RISK. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that they are capable of evaluating the merits and risks of their investment in the Company and has the capacity to protect their own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares and the Warrant Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that, except as otherwise provided herein, the Company has no present intention of registering the Shares or the Warrant Shares, Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Units under the circumstances, in the amounts or at the times Purchaser might propose.

(b) ACQUISITION FOR OWN ACCOUNT. Purchaser is acquiring the Units for Purchaser's own account for investment only, and not with a view towards their distribution.

(c) PURCHASER CAN PROTECT ITS INTEREST. Purchaser represents that by reason of their, or of their management's, business or financial experience, Purchaser has the capacity to protect their own interests in connection with the transaction contemplated in this Agreement. Further, Purchaser is aware of no publication of any advertisement in connection with the transaction contemplated in this Agreement.

(d) ACCREDITED INVESTOR. Purchaser represents that they are an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and as more particularly described in the Memorandum.

(e) COMPANY INFORMATION. Purchaser has received and read the Memorandum and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company. Purchaser has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(f) RULE 144. Purchaser acknowledges and agrees that the Shares, the Warrants and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(g) RESIDENCE. The office or offices of the Purchaser in which the Purchaser’s investment decision was made is located at the address of the Purchaser set forth on the signature page hereto.

7. CONDITIONS TO CLOSING.

7.1 CONDITIONS TO PURCHASER'S OBLIGATIONS AT THE CLOSING.

The Purchaser's obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Section 5 hereof shall be true and correct in all material respects (except that any representation or warranty that contains a materiality qualifier shall be true and correct in all respects) as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

(b) LEGAL INVESTMENT. On the Closing Date, the consummation of the transaction contemplated by this Agreement shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject.

(c) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transaction contemplated by this Agreement.

(d) CLOSING DELIVERIES. The Company shall have delivered to Purchaser all items required to be delivered at the Closing by this Agreement.

7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AT THE CLOSING. The Company's obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by the Purchaser herein shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

(b) PERFORMANCE OF OBLIGATIONS. The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchaser on or before the Closing.

(c) CLOSING DELIVERIES. The Purchaser shall have delivered to the Company all items required to be delivered at the Closing by this Agreement.

8. MISCELLANEOUS.

8.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Florida as such laws are applied to agreements between Florida residents entered into and performed entirely in Florida.

8.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchaser and the closing of the transaction contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transaction contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

8.3 SUCCESSORS AND ASSIGNS.

(a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Securities from time to time.

(b) Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party, except that the Purchaser may without prior consent, assign its rights hereunder to any other person or entity to whom the Securities have been sold or otherwise transferred.

8.4 ENTIRE AGREEMENT. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.5 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.6 AMENDMENT AND WAIVER.

(a) This Agreement may be amended or modified only upon the written consent of the Company and the Purchaser.

(b) The obligations of the Company and the rights of the Purchaser under this Agreement may be waived only with the written consent of the party entitled to enforce such obligations.

8.7 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Purchaser's part of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.8 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Purchaser at the address set forth on the signature page hereto or at such other address as the Company or Purchaser may designate by ten (10) days’ advance written notice to the other party hereto.

8.9 EXPENSES. Each party shall bear and be responsible for the expenses incurred by them hereunder, except that the Company shall be responsible for all costs associated with any registration of the Shares and, if applicable, the Warrant Shares.

8.10 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A signed original of this Agreement transmitted by facsimile machine or as an image attached to an email shall be as valid as the original.

8.12 EXCULPATION. The Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

8.13 PRONOUNS. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties.

8.14 PUBLICITY. Neither the Company nor the Purchaser shall issue any press release or other public statement relating to this or the transaction contemplated hereby without the prior written approval of the other, not to be unreasonably withheld.

8.15 DISPUTE RESOLUTION. If any dispute arises under this Agreement, the parties shall seek to resolve any such dispute between them in the following manner:

(a) GOOD FAITH NEGOTIATIONS. First, by promptly engaging in good faith negotiations among senior executives of each party.

(b) MEDIATION. If the parties are unable to resolve the dispute within 20 business days following the first request by either party for good faith negotiations, then the parties shall endeavor to resolve the dispute by mediation administered by the American Arbitration Association ("AAA") under its Commercial Mediation Rules.

(c) EQUITABLE RELIEF. No party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests, but such relief shall not be sought as a means to avoid, delay or stay mediation, arbitration or Summary Proceeding.

(d) CONTINUING PERFORMANCE. Each party is required to continue to perform its obligations under this contract pending final resolution of any dispute arising out of or relating to this contract, unless to do so would be impossible or impracticable under the circumstances.

8.16 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF FLORIDA AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. THE PARTIES ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY (SUBJECT TO ANY APPEAL AVAILABLE WITH RESPECT TO SUCH JUDGMENT) IN CONNECTION WITH THIS AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE PARTIES TO BRING PROCEEDINGS OR OBTAIN OR ENFORCE JUDGMENTS AGAINST EACH OTHER IN THE COURTS OF ANY OTHER JURISDICTION.

8.17 WAIVER OF JURY TRIAL. THE PURCHASER AND THE COMPANY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR THE WARRANTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

IN WITNESS WHEREOF, the parties hereto have executed this Common Stock and Warrant Purchase Agreement as of the date set forth in the first paragraph hereof.

The “Company”	“Purchaser”
PAVANA POWER ASSOCIATES INC.

/s/ Peter Wanner	/s/ Ram Kumari Garg
Name: Peter Wanner	Signature
Title: President	Title
Address: 238 N.E. First Avenue
Delray Beach FL 33444	Printed Name1: Ram Kumari Garg
Fax: (561) 209-5757

No. of Units	Address: _________________________________
Subscribed: 100,000 Units
________________________________________
Subscription Amount: $100,000.00
_____________
1 Shares of Common Stock and Warrants will be registered in this name unless the Company is otherwise instructed and approves the desired alteration.

NEITHER THIS WARRANT NOR THE SECURITIES PURCHASABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION IS AVAILABLE AND AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER IS DELIVERED TO SUCH EFFECT.

THE SECURITY EVIDENCED BY THIS CERTIFICATE AND THE SHARES ISSUABLE UPON EXERCISE OF SUCH SECURITY ARE SUBJECT TO THE TERMS OF A COMMON STOCK AND WARRANT PURCHASE AGREEMENT, DATED AS OF MARCH 31, 2010, BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THIS WARRANT, AND THE RIGHTS OF THE HOLDER OF THIS WARRANT AND SECURITIES REPRESENTED HEREBY ARE SUBJECT TO SUCH AGREEMENT.

Issue Date: __________, 2010
No. of Shares Subject to Warrant: [ 100,000]

WARRANT TO PURCHASE COMMON STOCK
OF
PAVANA POWER ASSOCIATES INC.

This is to certify that, for value received, Ram Kumari Garg (the "Holder") is entitled to purchase, subject to the provisions of this Warrant, from PAVANA POWER ASSOCIATES INC., a Florida corporation (the "Company"), One Hundred Thousand (100,000) shares (subject to adjustment or reduction as provided herein) of Common Stock, $0.001 par value, of the Company ("Common Stock"), at a price of $0.50 per share (subject to adjustment as provided herein) at any time during the period beginning on the Issue Date and ending not later than 5:00 p.m., New York time, on the first anniversary of such issue date (the "Termination Date", with such period during which this Warrant may be exercised by the Holder hereunder being at times referred to herein as the “Exercise Period”). The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for a share of Common Stock may be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Shares," and the exercise price of a share of Common Stock in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the "Exercise Price."

(a) EXERCISE OF WARRANT.

(1) This Warrant may be exercised in whole or in part at any time from time to time on or after the Issue Date until the Termination Date, by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of shares specified in such form, in lawful money of the United States of America in cash or by official bank or certified check made payable to the Company.

(2) If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable thereunder. Upon receipt by the Company of this Warrant at its office, or by the stock transfer agent of the Company, if any, at its office, in proper form for exercise and together with payment of the Exercise Price in the manner provided herein, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, provided, however, that if at the date of surrender of such Warrants and payment of such Exercise Price, the transfer books for the Common Stock shall be closed, the certificates for the shares in respect of which such Warrants are then exercised shall be issuable as of the date on which such books shall next be opened, and until such date the Company shall be under no duty to deliver any certificate for such shares and the Holder shall not be deemed to have become a holder of record of such shares.

(3) During the Exercise Period and so long as this Warrant shall be outstanding, (i) if the Company shall declare any dividend or make any distribution upon the Common Stock, or (ii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least 20 days prior to the date specified in(x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or offer for subscription or purchase, or (y) such reorganization, reclassification, consolidation, merger, sale, lease, transfer, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of the Common Stock or other capital stock of the Company shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(4) The Holder shall have no rights as a stockholder of the Company for shares of Common Stock issuable hereunder unless and until such shares are purchased in accordance herewith.

(b) RESERVATION OF SHARES. The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of this Warrant.

(c) FRACTIONAL SHARES. The Company shall not be required to issue fractions of shares on the exercise of Warrants. If any fraction of a share would, except for the provisions of this Section, be issuable on the exercise of any Warrant, the Company will (1) if the fraction of a share otherwise issuable is equal to or less than one-half, round down and issue to the Holder only the largest whole number of shares of Common Stock to which the Holder is otherwise entitled, or (2) if the fraction of a share otherwise issuable is greater than one-half, round-up and issue to the Holder one additional share of Common Stock in addition to the largest whole number of shares of Common Stock to which the holder is otherwise entitled.

(d) EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. Subject to the provisions of Section (g), upon surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the permitted assignee named in such instrument of assignment and this Warrant shall be canceled. If this Warrant should be assigned in part only, the Company shall, upon surrender of this Warrant in accordance with the procedures set forth in the preceding sentence, execute and deliver, in addition to the new Warrant described in the preceding sentence, a new Warrant evidencing the rights of the Holder to purchase the balance of the shares purchasable thereunder. The term "Warrant" as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

(e) RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

(f) ANTI-DILUTION AND ADJUSTMENT PROVISIONS. The Exercise Price and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time beginning on the date of issue of this Warrant, as hereinafter provided:

(1) In case the Company shall issue Common Stock as a dividend upon Common Stock or in payment of a dividend thereon shall subdivide the number of outstanding shares of its Common Stock into a greater number of shares or shall contract the number of outstanding shares of its Common Stock into a lesser number of shares, the Exercise Price then in effect shall be adjusted, effective at the close of business on the record date for the determination of stockholders entitled to receive such dividend or be subject to such subdivision or contraction, to the price (computed to the nearest thousandth of a cent) determined by dividing (A) the product obtained by multiplying the Exercise Price in effect immediately prior to the close of business on such record date by the number of shares of Common Stock outstanding prior to such dividend, subdivision or contraction, by (B) the sum of the number of shares of Common Stock outstanding immediately after such dividend, subdivision, or contraction.

(2) If any capital reorganization or reclassification of the capital stock of the Company (other than as set forth in subsection (1) of this Section (f)), or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected, then, lawful and adequate provision shall be made whereby the holder of each Warrant shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented by such Warrant (the "Purchasable Shares"), such shares of stock, securities or assets issuable or payable with respect to or in exchange for the Purchasable Shares had they been purchased immediately before such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interest of the Holder to the end that the provisions of this Warrant (including, without limitation, provisions for adjustment of the Exercise Price and of the number of shares issuable upon the exercise of Warrants) shall thereafter be applicable as nearly as may be practicable in relation to any shares of stock, securities, or assets thereafter deliverable upon exercise of Warrants. The Company shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase.

(g) TRANSFER TO COMPLY WITH THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE SECURITIES LAWS. This Warrant or the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may not be sold or otherwise disposed of unless Holder provides the Company with an opinion of counsel satisfactory to the Company in form satisfactory to the Company that this Warrant or the Warrant Shares or such other security may be legally transferred without violating the Securities Act of 1933, as amended (the "1933 Act") and any other applicable securities law and then only against receipt of an agreement of the transferee to comply with the provisions of this Section (g) with respect to any resale or other disposition of such securities. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, that the Warrant Shares are being acquired solely for the Holder's own account and that Holder or Holder's proposed transferee is an accredited investor, as defined in Rule 501 under the 1933 Act.

(h) This Warrant is subject to the rights and benefits of the Common Stock and Warrant Purchase Agreement, dated as of March 31, 2010, made by and between the Company and the original holder of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the Issue Date first set forth above by an authorized officer.

PAVANA POWER ASSOCIATES INC.

Date	By:	/s/ Peter Wanner
Name: Peter Wanner
Title: Presiden

PURCHASE FORM
[PAVANA POWER ASSOCIATES INC. WARRANT, ISSUED ________, 2010]

Dated: _______________, 20_____

The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing __________ shares of Common Stock and hereby makes payment of $________ in payment of the Exercise Price thereof.

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name _____________________________________________

(Please typewrite or print in block letters.)

Address ___________________________________________

Signature __________________________________________

ASSIGNMENT FORM
[PAVANA POWER ASSOCIATES INC. WARRANT, ISSUED _________, 2010]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

Name _____________________________________________

(Please typewrite or print in block letters.)

Address __________________________________________

The right to purchase Common Stock represented by this Warrant to the extent of ______ shares as to which such right is exercisable and does hereby irrevocably constitute and appoint _____________________, Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date ____________, 20_____

Signature ________________________________________

[Medallion Signature Guarantee]